Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made effective March 29, 2006 (the “Effective Date”), between Heska Corporation, a Delaware corporation (“Heska”) and Robert B. Grieve, Ph.D. (“Executive”).

RECITALS

Executive is currently the Chairman of Heska Board of Directors (the “Board”), and Chief Executive Officer (“CEO”) of Heska. Executive and Heska entered into an employment agreement dated February 23, 2000 (the “Prior Agreement”).

Executive and Heska now wish to enter into this new agreement regarding the terms of Executive’s employment, which shall become effective upon execution.

AGREEMENT

In consideration of the promises, covenants and agreements set forth below, it is mutually agreed:

1.             Duties and Scope of Employment.

(a)           Position and Duties. As of the Effective Date, Executive will continue to serve as CEO and Chairman of Heska. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within Heska, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Term of Agreement.”

(b)           Board Membership. At each meeting of Heska’s stockholders when Executive is up for Board election, Heska will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Executive’s continuing service as Chairman will be subject to the discretion of the Corporate Governance Committee and the Board, and any decision of the Board to separate the positions of CEO and Chairman will not affect or trigger any other provision of this Agreement.

(c)           Obligations. During the Term of Agreement, Executive will devote Executive’s full business efforts and time to Heska. For the duration of the Term of Agreement, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board or the Corporate Governance Committee of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board or the Corporate Governance Committee, serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive’s obligations to Heska.

2.             At-Will Employment. Subject to the provisions of paragraphs 3, 4, 7 and 8 below, Executive and Heska agree that Executive’s employment constitutes “at-will” employment. Executive and Heska acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party (which in the case of Heska will mean the Board), with or without good cause or for any or no cause, at the option either of Heska or Executive. However, as described in this Agreement, Executive will be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. In the event Heska terminates Executive’s employment for “Cause” as defined in Section 9(b) below, such written notice shall detail the reasons for termination. Upon the termination of Executive’s employment for any reason, and without diminution, Executive will be entitled to payment of all accrued but unpaid compensation, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with Heska, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

3.             Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date. On the third anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one-year term unless Heska provides Executive with notice of non-renewal at least 180 days prior to the date of automatic renewal.

4.             Cash Compensation; Vacation.

(a)           Base Salary. During fiscal year 2006, Heska will pay Executive an annual salary of $341,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with Heska’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made by the Compensation Committee of the Board (the “Committee”) based upon Heska’s standard practices.

(b)           Annual Bonus. During the Term of Agreement, Executive will be eligible to participate in the Management Incentive Plan (the “Bonus Plan”), or such other bonus programs as established by the Committee, at a target percentage that is no less than 50% of Executive’s annual base salary then in effect (the “Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over or under-achievement of Executive’s performance goals, as determined by the Committee. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation, provided however that any bonus payable under this Section 4(b) will be payable within two-and-one-half months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code to such bonuses.

(c)           Vacation. Executive shall continue to accrue vacation and/or paid time off at the same rate and on the same compensation basis that he accrued vacation and/or paid time off as of January 1, 2006 (or at such greater rate that may, under Heska policy adopted from time to time, apply to Heska’s executive officers).

5.             Expenses. In addition to the foregoing, Heska will reimburse Executive for his reasonable out-of-pocket travel, entertainment, and other expenses, in accordance with Heska’s expense reimbursement policies as in effect from time to time.

6.             Employee Benefits. During the Term of Agreement, Executive will be eligible to participate in accordance with the terms of all Heska employee benefit plans, policies, and arrangements that are applicable to other senior executives of Heska, as such plans, policies, and arrangements may exist from time to time.

7.             Severance.

(a)           Termination without Cause or for Good Reason other than in connection with a Change of Control. If Executive’s employment is terminated by Heska without Cause, or by Executive for Good Reason, or is terminated due to the death or Disability (as defined in Section 9(e) below) of Executive, and the termination is not in connection with a Change of Control, Executive will receive subject to Section 8:

(i)          A payment of an amount equal to 12 months of his Base Salary, payable in accordance with Heska’s standard payroll practices over the shorter of the following periods (i) in equal installments over the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (ii) in equal installments on a monthly basis corresponding to the amount he would normally receive as salary each month if he were still employed, with a lump sum of any remaining balance of the amount specified above on March 15 of the year following the year of termination.

(ii)           Company-paid coverage for Executive and Executive’s eligible dependents under Heska’s Benefits Plans (as defined below) for 12 months, or if earlier, until Executive becomes employed by another employer who provides comparable benefits;

(iii)          A bonus, if any, that would have been received under the terms of the Bonus Plan but pro-rated for the period beginning January 1 and ending on his separation date, to be paid to Executive in the next fiscal year when payments are made to other participants in the Bonus Plan; and

(iv)          12 months of accelerated vesting of equity awards held by Executive at the time of his termination. In addition, Executive will have until the later of December 31 of the calendar year in which, or the 15th day of the third month following the date, the award would otherwise (but for this Section 7(a)(iv)) have expired to exercise such award.

(b)           Termination without Cause or for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by Heska without Cause or by Executive for Good Reason,  and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive:

(i)            A payment of an amount equal to 24 months of his Base Salary, payable in equal installments in accordance with the standard payroll schedule over the shorter of the following periods (i) the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (ii) the period beginning on the date of such termination and ending on March 15 of the year following the year of termination;

(ii)           A lump sum payment equal to the higher of (A) two times Executive’s Target Bonus for the year in which the Change of Control occurred, or (B) the highest annual bonus paid to Executive over the preceding 3 fiscal years;

(iii)          Company-paid coverage for Executive and Executive’s eligible dependents under Heska’s Benefits Plans for 24 months following the termination date, or if earlier, until Executive becomes employed by another employer who provides comparable benefits; and

(iv)          Full (100%) acceleration of vesting of any unvested equity awards held by Executive at the time of his termination. In addition, to the extent such awards are not (after taking into account such accelerated vesting) terminated in connection with the closing of the Change of Control, then Executive will have until the later of December 31 of the calendar year in which, or the 15th day of the third month following the date, the award would otherwise (but for this Section 7(b)(iv)) have expired to exercise such award.

(c)           Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance but Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

(d)           Reformation of Agreement. It is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to their intent as set forth in this Section 7(d). Notwithstanding anything in this Section 7 to the contrary, to the extent that Heska in good faith determines that any payment provided for in this Section 7 constitutes a “deferral of compensation” under Code Section 409A, no amounts shall be payable to Executive prior to the earliest of (a) Executive’s death or “disability” (within the meaning of Code Section 409A(a)(2)(C)) following the termination date, (b) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Code Section 409A), or (c) the effective date of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (in each case within the meaning of Code Section 409A).

(e)           Excise Tax. In the event that any benefits payable to Executive pursuant to this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any comparable successor provisions, and (ii) but for this Section 7(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(e) shall be made in writing in good faith by the Company’s independent accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the accountants’ determination, and Executive has not disputed the accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 7(e), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(e). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 7(e).

8.             Conditions to Receipt of Severance; No Duty to Mitigate.

(a)           Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Heska. Such agreement will provide (among other things) that the Parties will not disparage each other or the Company, its directors, or its executive officers. No severance will be paid or provided until the separation agreement and release agreement becomes effective which shall be prepared and executed before the termination date.

(b)           Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7(b), Executive agrees not to engage in Competition (as defined below) for 12 months following the termination date. If Executive engages in Competition within such period all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7(b) will cease immediately. In addition to the remedy specified in the preceding sentence, the Company will have against Executive in the event of his breach of this Section 8(b) any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under Section 7 of this Agreement.

(c)           Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, for 24 months following the termination date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not intentionally divert business away from the Company by soliciting business from any of the Company’s substantial customers and users who would otherwise have placed the solicited order with the Company (the “No Solicit”). If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately. In addition to the remedy specified in the preceding sentence, the Company will have against Executive in the event of his breach of this Section 8(c) any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under Section 7 of this Agreement.

(d)           No Duty to Mitigate. Executive is under no duty or requirement to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.             Definitions.

(a)           Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that Heska provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, Heska, or its successor, may, at its option, satisfy any requirement that Heska provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b)           Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) conviction of, or a entry of a plea of nolo contendere to, any crime (including one involving moral turpitude), whether a felony or misdemeanor, or any crime which reflects so negatively on Heska to be detrimental to Heska’s image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive’s duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive’s responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive’s unfitness to serve; (v) material breach of Executive’s obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to

Heska which results in material damage to Heska or its business; provided that if any of the foregoing events is capable of being cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event and if such event is cured with that 30-day period, then grounds will no longer exist for terminating his employment for Cause.

(c)           Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of Heska’s assets, (ii) any merger, consolidation or other business combination transaction of Heska with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.

(d)           Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board or an authorized officer of any successor company to Heska, following a Change of Control and following a termination of his employment described in Section 7(b), directly or indirectly provides services relating to the companion animal health industry (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of a “Restricted Company or a “Restricted Division” as identified in writing by Heska and Executive. Notwithstanding the foregoing, nothing contained in this Section 9(d) or in Section 8(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes a Restricted Division, so long as Executive does not provide to the Restricted Division services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization.

(e)           Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in Heska’s long-term disability plan applicable to senior executive officers.

(f)            Good Reason For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent:

(i)            Executive’s position with Heska is, or his duties and responsibilities as CEO are, materially diminished relative to his position, duties and responsibilities as in effect immediately prior to such change, other than the removal from the position of Chairman if the Board decides to separate the roles of CEO and Chairman;

(ii)           a reduction in Executive’s Base Salary as in effect immediately prior to such reduction; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying reduction;

(iii)          a relocation of Executive’s principal place of employment such that the new location results in a commute for Executive that is both (A) longer than his commute prior to the relocation and (B) greater than fifty (50) road miles each way from his home in the Severance, Colorado area;

(iv)          any material breach by Heska of any provision of this Agreement, after written notice delivered to Heska of such breach and Heska’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and

(v)           any acquiring company fails to assume or be bound by the terms of this Agreement in Connection with a Change of Control.

(g)           In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated without Cause or for Good Reason during the period beginning three months prior to a Change of Control and ending eighteen months following a Change of Control.

10.           Indemnification and Insurance. Executive will be covered under Heska’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by Heska’s bylaws and Certificate of Incorporation. The Company will provide Executive with Director and Officer error and omissions insurance and ERISA fiduciary insurance in accordance with the Heska’s insurance practices for executive officers during the Term of Agreement, and shall also purchase and maintain “tail coverage” for at least two years post termination for any actions taken by Executive in good faith during the Term of Agreement.

11.           Confidential Information. Executive acknowledges that he has executed Heska’s standard employee Confidential Information and Invention Agreement (the “Confidentiality Agreement”). During the Term of Agreement, and for two years after termination if requested by Heska, Executive agrees to execute any updated versions of the Company’s form of employee confidential information agreement as may be required of substantially all of the Company’s executive officers.

12.           Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being delivered to a nationally recognized overnight courier service or (c) five (5) business days after the date of mailing if sent certified or registered mail. Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the Committee, and notice to Executive will be delivered personally or sent to Executives last known address provided to Heska.

13.           Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of Heska. Any such successor of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Heska. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.           Integration. This Agreement, together with the Confidential Agreement, Heska’s stock plans, Executive’s stock option and restricted stock agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

15.           Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.           Expenses. The Company will reimburse Executive, up to $7,500, for reasonably legal and tax advice expenses incurred by him in connection with the negotiation and execution of this Agreement.

17.           Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

18.           Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

19.           Tax Matters.

(a)           Except as provided in paragraph 7(e) above, Executive agrees that he is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive’s receipt of any benefit hereunder is conditioned on his satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto. Executive and Heska agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended; provided however, that no such amendment shall materially increase the cost to, or impose any liability on, Heska with respect to any benefits contemplated or provided hereunder.

(b)           Executive acknowledges that no representative or agent of Heska has provided him with any tax advice of any nature, and Executive has consulted with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

20.           Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION.

21.           Arbitration; Attorneys’ Fees. If any dispute arises under this Agreement or by reason of any asserted breach of it, or from the parties’ employment relationship or any other relationship, either party may elect to have the dispute resolved through arbitration. The arbitration shall be binding and conducted pursuant to the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and the arbitrator shall allocate the fees and expenses of such arbitration. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or attempting to enforce any of the terms, covenants and conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys’ fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, “prevailing party” includes, without limitation, a party who agrees to dismiss a suit or proceeding upon the other’s payment or performance of substantially the relief sought.

22.           Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned

IN WITNESS WHEREOF, Heska has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

HESKA CORPORATION

/s/ PETER EIO
Peter Eio, Chair of the Compensation Committee Acting with Authority of the Board in its Entirety

EXECUTIVE:

/s/ ROBERT B. GRIEVE
Robert B. Grieve, Ph.D.